EXHIBIT 99.2

THE WET SEAL, INC.

OVERVIEW OF 3Q05 OPERATING RESULTS

November 29, 2005

INTRODUCTION & SAFE HARBOR – STEVE BENRUBI

Good afternoon, this is Steve Benrubi, Vice President and Corporate Controller at the Wet Seal, Inc.

BEFORE I BEGIN, I NEED TO REMIND YOU THAT CERTAIN STATEMENTS DURING THIS CALL MAY CONTAIN FORWARD-LOOKING INFORMATION. FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND PROJECTIONS ABOUT FUTURE EVENTS AND ARE SUBJECT TO RISKS, UNCERTAINTIES AND ASSUMPTIONS ABOUT OUR COMPANY, ECONOMIC AND MARKET SECTORS AND THE INDUSTRY IN WHICH WE DO BUSINESS, AMONG OTHER THINGS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. ACTUAL EVENTS AND RESULTS MAY DIFFER FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS. FACTORS THAT COULD CAUSE OUR ACTUAL PERFORMANCE, FUTURE RESULTS AND ACTIONS TO DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN “RISK FACTORS” WITHIN OUR FORM 10-K, AS AMENDED, FOR THE FISCAL YEAR ENDED JANUARY 29, 2005.

With that said, I would now like to introduce Joel Waller, President and Chief Executive Officer of The Wet Seal, Inc….

COMMENTARY – JOEL WALLER

Good afternoon. I’d like to thank you for listening to our commentary today. This is the first quarterly call we’ve done in some time. We’re excited about where the business is and is heading, and wanted to share with you some additional detail on our operations and our view of the market and our prospects. We also wanted to let you know we’re pleased with our performance through the first weekend of the holiday selling season. Later this week, we expect to report a comparable store sales increase of slightly better than 50% for the four-week period ended November 26, 2005.

I’d like to start by saying that we’ve come a long way in a relatively short period of time. At this point, I think it is fair to characterize this company as a late-stage turnaround. The Wet Seal was once one of the most powerful specialty retailers in the country. While we certainly have a lot of work to do, it is our mission to put this company on a path to prominence once again.

For those of you who haven’t been in our Wet Seal stores in some time, I’d encourage you to do so. We’ve created an assortment that is best characterized as affordable fashion. We are turning fast, bringing a lot of newness into the stores on a frequent basis, and focusing on a range of price points that makes us highly accessible to a large number of consumers. We currently have 309 Wet Seal stores.

Arden B, which is definitely a bit more up-scale and has a more sophisticated target consumer than the Wet Seal, was not in need of the kind of merchandise realignment that was necessary for the Wet Seal concept. Arden B has remained stable and healthy and continues to be a strong potential growth vehicle for us. We currently have 93 Arden B stores.

Before I turn the call over to Steve to go through the numbers, I’d just like to also call your attention to a release that we just issued announcing a new Chief Financial Officer. John Luttrell, who comes to us from Cost Plus World Markets, is, by all indications, a very strong CFO. We’re pleased to have been able to attract someone of his caliber and we expect great things from him.

I also wanted to inform you that on November 23, 2005, the lead plaintiffs in the Wet Seal, Inc. Securities Litigation filed a Consolidated First Amended Class Action Complaint against, among others, the Company and certain of its former officers and directors in the United States District Court for the Central District of California. The original Class Action Complaint was dismissed by the United States District Court judge this past September, and we intend to file a motion to dismiss this amended complaint as well.

Steve, go ahead…

FINANCIALS – STEVE BENRUBI

With respect to the financials for the quarter….

Sales for the 13-week period ended October 29, 2005 were $129.3 million compared to $110.8 million for the same 13-week period a year ago, an increase of 16.7%. You should keep in mind that we generated the sales increase despite a 29% decline in total square footage from a year ago. We are rebuilding our store base, and during the 13-week period, we opened 4 Wet Seal stores and 2 Arden B. stores.

The quarter’s comparable store sales increase of 46.6% compared to a negative 12.6% for the same 13-week period a year ago, drove the quarter’s sales. This completely offset the closure of 153 Wet Seal stores during our fiscal 2004 fourth quarter and fiscal 2005 first quarter. Subsequent to these closures, we closed 3 additional Wet Seal stores and re-opened 8 Wet Seal stores.

On a comparable basis, transactions per store increased 94.4%, average unit retail was down 17.5% and average units purchased per transaction was up 5.6%. These results were consistent with the strong customer reaction we’ve had throughout 2005 to the new merchandising strategy we implemented in our Wet Seal Division in January, through which we changed our merchandise mix and lowered price points in Wet Seal stores.

Gross margin dollars were $39.8 million, or 30.8% of sales, compared to $18.3 million, or 16.5% of sales last year. The increase in gross margin resulted from sales leverage benefits on occupancy, buying, planning and design costs, as well as the impact from closing low sales volume, unprofitable stores. Gross margin also benefited from lower markdowns in both concepts versus the year-ago period.

I’d like to break down the 14.3 percentage point increase in gross margin for you…

The majority of the increase, 1,250 basis points was due to leverage on occupancy costs.

We also picked up 110 basis points on buying, planning and allocation costs

We picked up 510 basis points on pure merchandise margin.

These benefits were partially offset by:

The impact from lower initial mark-up of (370) basis points

Warehousing	costs and other factors of (70) basis points

Selling, general and administrative expenses on a dollar basis were $39.6 million for the 13-week period ending October 29, 2005, $3.0 million less than the same period last year. SG&A expense as a percent of sales was 30.6% in the current year quarter versus 38.4% in the prior year quarter, an improvement of 780 points.

Store-level operating expenses decreased $3.3 million, to $29.2 million, or 22.6% of sales, compared to $32.5 million, or 29.3% of sales a year ago. This decrease occurred primarily in the Wet Seal Division due to closing low volume stores, decreased spending on advertising, including discontinuance of our in-store fashion and entertainment network, and efficiencies from adjustments to our store staffing model.

General and administrative expenses increased approximately $300,000, to $10.4 million, or 8.0% of sales, versus $10.1 million, or 9.1% of sales a year ago. This past quarter’s G&A expense includes $2 million of stock compensation and $300,000 of cash compensation related to the previously announced consulting agreement we finalized this July with Michael Gold, who has been instrumental in our merchandise transition at the Wet Seal. This year’s number also includes approximately $400,000 in severance costs related to the departure of our former CFO and $200,000 for casualty losses associated with 2 Wet Seal stores damaged by Hurricane Katrina in August. Partially offsetting these increases was a decrease of approximately $500,000 in corporate payroll costs due mainly to workforce reductions in late fiscal 2004 and early fiscal 2005 and a $300,000 decrease in accrued state franchise taxes. In the prior year, SG&A expense included approximately $1.7 million of incremental costs associated with the evaluation of strategic alternatives and employee retention bonuses, which were incurred due to the Company’s financial difficulties at that time.

INTEREST INCOME (EXPENSE)

For the third quarter, net interest expense increased to $6.7 million versus $16,000 of interest income in the prior year’s third quarter. This includes $5.7 million of non-cash interest charges to write-off a ratable portion of unamortized debt discount, deferred financing costs and accrued interest due to the conversion of $6.7 million of our $56 million of convertible notes into 4.5 million shares of common stock. If investors convert additional portions of our convertible notes into common stock in the future, we would also incur additional non-cash interest charges in the future to write-off these same types of items. As of October 29, 2005, we have $38.8 million of unamortized debt discount and $4.1 million of unamortized deferred financing costs related to the convertible notes. Also as of that date, we have $1.5 million of capitalized accrued interest on the convertible notes that would not be payable in the event the notes are converted before their maturity in 2012.

Interest expense for the current year quarter also includes $1.2 million of non-cash interest expense either in the form of capitalized interest or amortization of debt discount and deferred financing costs. Our only cash interest expense for the current year quarter was approximately $400,000 for interest on our $8 million term loan and commitment and other fees on our senior revolving credit facility. Finally, we generated $600,000 of cash interest income on investment of excess cash in overnight investments.

INCOME TAXES

We did not recognize any tax benefits on our pre-tax losses for the third quarter, due to our 100% non-cash tax valuation allowance. During fiscal 2004, we established this tax valuation allowance in accordance with SFAS 109, “Accounting for Income Taxes”, which requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax asset will not be realized in the foreseeable future. Our deferred tax assets consist principally of net operating losses, or NOL carry forwards, for Federal and state tax purposes. Though we have established a tax valuation allowance for financial statement purposes, these NOL’s may be carried forward for up to 20 years for Federal tax purposes. The longevity of our NOL’s for state purposes varies by state.

As of January 29, 2005, the end of our prior fiscal year, the Company had $164.9 million of federal NOL carryforwards. The Internal Revenue Code contains provisions that may limit the availability of NOL carryforwards to be used to offset future taxable income upon the occurrence of certain events, including significant changes in ownership interests. Based on a preliminary analysis, we believe the Company has undergone an ownership change, but that the applicable annual loss limitations will be high enough to allow for full utilization of our Federal NOL’s prior to their expiration between 2025 and 2027. However, if our future taxable income were to exceed the applicable annual loss limitation in any given fiscal year, we would be required to pay Federal and state income taxes on such excess amount. Once our final analysis is complete, we will disclose our annual loss limitations.

We reported a net loss for the third quarter of $6.5 million, or $0.14 per basic and diluted share. This loss is based upon weighted average basic and diluted shares outstanding of 47,611,059 shares.

I want to weigh in here on the issues of dilution and interest costs that I know some of you are focused on… there appears to have been some misunderstanding about what the absolute dilution numbers are as a result of our refinancing and what the interest costs are likely to look like going forward. Understanding this issue is material if you are trying to project forward numbers, so I’d like to clarify this.

I think that some analysts have given consideration to the total dilution when discussing projections for earnings, which of course is proper. At the same time, I’d remind you that there is, at some point, likely to be an offset to this dilution in terms of the cash in-flows associated with the exercise of warrants. Now clearly, we do not know when warrants will be converted and, to be fair, a good deal of them may remain unconverted even as we account for them under the treasury stock method, but I will point out that if all of the stock options and warrants were exercised for cash and all convertible preferred stock and notes were converted… then we would have a total shares outstanding number of approximately 117.5 million. To further clarify, while it’s possible there could be cashless exercise of some or all of our 20.8 million outstanding warrants, which would result in total shares outstanding of less than 117.5 million, assuming all warrants were exercised for cash we would take in approximately $67.5 million of additional cash. This would be a significant offset to the dilution incurred from the additional shares as such cash could be used to repay our interest-bearing debt, to fund our continued expansion and/or to buy-back stock.

Of additional note, even assuming no further exercise or conversion of any stock options, warrants or convertible securities outstanding at October 29, 2005, had we generated net income in our third fiscal quarter, the dilutive effect of such securities, under the treasury stock method, would have resulted in diluted shares outstanding of approximately 91.9 million shares for purposes of calculating diluted earnings per share.

Now, turning to the balance sheet…

We reported cash and cash equivalents at October 29, 2005 of $70.2 million versus $65.1 million at July 30, 2005, the end of our second fiscal quarter of 2005. The increase in cash and cash equivalents during the quarter was primarily the result of EBITDA of approximately $3.3 million, the non-cash nature of $2.5 million in stock compensation charges during the quarter and $900,000 in proceeds from warrant exercises, partially offset by $1.1 million in capital expenditures.

Merchandise inventories at October 29, 2005 were $38.0 million, an increase of $1.4 million, or 3.8%, during the quarter. We believe our inventory levels and assortment are well-positioned as we enter the holiday selling season.

Merchandise accounts payable at October 29, 2005 was $13.6 million or 35.7% of merchandise inventory. The percentage of merchandise inventory financed by trade vendors has been below historical levels due to granting shorter vendor payment terms when the Company’s credit profile weakened. While we believe we could now obtain longer credit terms with several vendors as a result of our improved financial performance, we continue to maintain shorter credit terms in order to take advantage of favorable purchase discounts.

As of October 29, 2005, there were no outstanding borrowings under our $50 million senior secured revolving credit facility. Also at quarter’s end, there were $23.4 million in outstanding letters of credit, primarily associated with merchandise purchases, and there was $26.6 million available for cash advances and/or issuances of letters of credit. As of the end of the fiscal quarter, we were in full compliance with all loan covenants.

Thanks, and I’d now like to turn the call back over to Joel for some closing comments…

CLOSING COMMENTS – JOEL WALLER

I hope that this level of detail on our operations helps you better understand the results we’ve reported and the direction in which we are moving.

We’ve come a long way at The Wet Seal since our difficult experiences of fiscal 2003 and 2004. After closing 153 Wet Seal stores in late fiscal 2004 and early this year, changing our merchandise strategy in the Wet Seal division to reconnect with our core customers and renewing our focus on store operations, we’ve enjoyed a significant turn-around in financial performance thus far in fiscal 2005. We hope to build upon the momentum generated during our first three quarters as we head into the all-important holiday selling season.

While we remain focused on continuing the successful turn-around of our business, we are also looking to take the next steps toward further enhancing shareholder value. Our year-to-date results, strong liquidity position and financial outlook indicate an opportunity to return to growing the business. In fiscal 2006, we anticipate opening 20 to 25 new Wet Seal and/or Arden B. stores. We estimate total capital expenditures in fiscal 2006 will range from $14 million to $16 million, with investments primarily in the areas of new store growth and existing store remodels and relocations.

I can tell you that this has been an exciting time at the company and we are building our energy level every single day. There is no question in my mind that we have a very real and immediate opportunity to reclaim a great deal of market share. Our merchandise assortments are resonating with our customers, our store base is now healthy and we are in a position to resume growth.

I’d like to take a moment to thank our associates and management team for all the hard work that they continue to do every day, our vendor community for their continued support, and our shareholders and recent investors, whose support has made this repositioning possible and successful. Thank you. We’ll look forward to updating you in March on our fiscal year-end conference call. In the meanwhile, happy holidays.